Exhibit (g)(6)
AMENDMENT No. 2 TO DOMESTIC CUSTODY AGREEMENT AND
GLOBAL CUSTODY RIDER
This AMENDMENT, effective as of September 28, 2009, to the DOMESTIC CUSTODY AGREEMENT (as amended from time to time, the “Agreement”), dated as of April 4, 2008, and the GLOBAL CUSTODY RIDER TO THE DOMESTIC CUSTODY AGREEMENT (as amended from time to time, the “Rider”), both by and between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (the “Bank”) and THE VANTAGEPOINT FUNDS, on behalf of itself and each of the series listed on Appendix A thereto (each such fund a “Customer”).
     WHEREAS, the Bank and the Customer desire to amend the Agreement and Rider as set forth below.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:
1. Amendments.
     The Global Proxy Voting Service Fees section in Schedule A – Fees of the Agreement is hereby supplemented as follows:
Tier C
Luxembourg
2. Miscellaneous.
(a)	Except as amended hereby, the Agreement and Rider shall remain in full force and effect.

(b)	Terms not defined in this amendment shall have the meaning assigned to them in the Agreement or Rider, as applicable.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/s/ Michael G. Davisson

Michael G. Davisson
Vice President

THE VANTAGEPOINT FUNDS

By:	/s/ Angela Montez

Angela Montez
Secretary

Approved by:	/s/ Elizabeth Glista

Elizabeth Glista
Treasurer

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